Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated May 26, 2006, except for Note 12, as to which the date is June 18, 2007, accompanying the consolidated financial statements and schedule included in the Annual Report of Halifax Corporation and subsidiaries on Form 10-K/A for the year ended March 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statement of Halifax Corporation on Form S-8 (File No. 333-41995, effective December 11, 1997).
/s/ Grant Thornton LLP
Vienna, Virginia
June 18, 2007